SUMMARY COMPENSATION TABLE

Exhibit 10.1

The following table shows the compensation paid or accrued during the year ended December 31, 2006 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our two other executive officers, other than our Chief Executive Officer and our Chief Financial Officer, during the year ended December 31, 2006. There were no other employees who were executives, other than two who resigned prior to the April 7, 2006 and there were no non-executives who earned over $100,000. See Note 12 to the Financial Statements for detailed information on their contracts.

Name and Principal Position	Year	Salary Paid ($) (1)	Salary Unpaid ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value And Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Edon Moyal, CEO	2006	72,000	90,000	none	-0-	27,750	none	none	189,750
Dan Fleyshman, Pres.	2006	72,000	90,000	none	-0-	27,750	none	none	189,750
Reuven Rubinson, CFO	2006	32,000	85,000	none	-0-	6,938	none	none	123,938
Joseph Conte, V P	2006	28,000	16,000	none	-0-	-0-	none	none	44,000

(1)	Due to cash flow considerations, the executives deferred payment on a portion of their salaries.

(2)

In November, 2006 each executive were awarded a 5-year warrant to purchase a total of 15,000 shares of common stock at $2.00 and each other employee who had been employed over three months was issued a similar warrant to purchase 10,000 shares. The average closing price for the five days prior to issuance was approximately $0.79. These warrants were deemed to have minimal value. There were no other option awards and no stock awards during the year.

(3)	The CEO and president each earn two percent (2.0%) of gross revenue and the CEO earns one-half percent (0.5%).